Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-260134 on Form S-1 of our report dated May 3, 2021 (October 20, 2021 as to the effect of the reverse stock split described in Note 1) relating to the financial statements of NerdWallet, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
San Jose, California
October 21, 2021